Exhibit 10.2

Re:	Board of Directors Stock Option Grant

Dear                                         ,

Upon the recommendation of the Governance and Compensation Committee of the Board of Directors of Airgas, Inc., and the approval of the Board of Directors, pursuant to the Airgas, Inc. Amended and Restated 2006 Equity Incentive Plan (the “Plan”), effective August ##, 20## (the “Grant Date”) you are hereby granted a non-qualified stock option (the “Option”) to purchase #,#00 shares of common stock, at $##.## per share.

This Option is subject to the applicable terms and conditions of the Plan which are incorporated herein by reference, and in the event of any contradiction, distinction or differences between this letter and the terms of the Plan, the terms of the Plan will control. The Plan was sent to you earlier together with the prospectus for the Plan. We are not sending the latest annual report and proxy statement with this letter as you have received them due to your ownership of Airgas common shares or you hold other Airgas stock options. You will be sent a new Annual Report and Proxy Statement each year as they become available to Airgas shareholders.

The Option granted herein shall be exercisable in full on the Grant Date and shall terminate in full at 5:00 P.M. local Philadelphia, Pennsylvania time on August ##, 20##, unless sooner terminated as specified in Section 6.7 of the Plan.

In order to excise your vested options, you should contact Merrill Lynch to review your account. For information about your account and to exercise options, call Merrill Lynch at         -        -         to speak to                              or another Participant Service Representative or visit the web site at www.benefits.ml.com.

If you need any further clarification, please don’t hesitate to call me at         -        -        .

Sincerely,